Exhibit 10.1

FORM OF TRANSITION SERVICES AGREEMENT

by and between

THE MIDDLEBY CORPORATION

and

[SPINCO]

Dated as of [●]

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), is entered into as of [•], 2026, by and between The Middleby Corporation, a Delaware corporation (“RemainCo”), and [SpinCo], a Delaware corporation (“SpinCo”). Each of RemainCo and SpinCo is referred to as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into that certain Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”); and

WHEREAS, pursuant to the Separation Agreement, certain services are to continue to be provided by the RemainCo Group to the SpinCo Group and by the SpinCo Group to the RemainCo Group after the Distribution Date upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Section 1.1 Capitalized Terms. For the purposes of this Agreement, the following terms shall have the following respective meanings. Any capitalized terms used herein but not defined shall have the meaning set forth in the Separation Agreement.

(a) “Accessing Party” has the meaning set forth in Section 2.6(a).

(b) “Agreement” has the meaning set forth in the preamble.

(c) “Asserting Party” has the meaning set forth in Section 7.14(b).

(d) “Bundled Services” has the meaning set forth in Section 6.3.

(e) “Consent” has the meaning set forth in Section 2.3(e).

(f) “Costs” means, with respect to the applicable Service, all internal and out-of-pocket costs and expenses and any One Time Costs (including a reasonable allocation of overhead costs consistent with Service Provider’s past practice) incurred by or on behalf of Service Provider and its Affiliates in connection with providing or having provided such Service, including the costs and expenses of (i) licenses for, and other rights to, software or other intellectual property, including any termination, transfer, sublicensing, access, upgrade and conversion fees, (ii) maintenance and support, including user support, (iii) employees, officers, agents, independent contractors and consultants, including those retained, displaced or transferred, (iv) facilities, equipment and utilities, (v) disaster recovery services and backup services, (vi) supplies (including consumables), and (vii) networking and connectivity.

(g) “DPA” has the meaning set forth in Section 4.3.

(h) “Excluded Service” means a service set forth on a schedule of excluded services that is attached hereto as Exhibit C.

(i) “Extension Term” has the meaning set forth in Section 6.1.

(j) “Fees” has the meaning set forth in Section 3.1(a).

(k) “Force Majeure Event” has the meaning set forth in Section 7.14(a).

(l) “Granting Party” has the meaning set forth in Section 2.6(a).

(m) “Omitted Services” has the meaning set forth in Section 2.3(b)(i).

(n) “One Time Cost” means a cost that is incurred upon initiation of a specific activity associated with an individual Service.

(o) “Party” or “Parties” has the meaning set forth in the preamble.

(p) “Pass-Through Charges” has the meaning set forth in Section 3.1(a).

(q) “Personnel” has the meaning set forth in Section 2.3(g).

(r) “Policies” has the meaning set forth in Section 4.1.

(s) “Related Party” means, with respect to RemainCo, any Subsidiary of RemainCo, and, with respect to SpinCo, any Subsidiary of SpinCo.

(t) “RemainCo” has the meaning set forth in the preamble.

(u) “Representatives” means, with respect to a Person, any officer, director, equityholder, partner, consultant or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

(v) “Separation Agreement” has the meaning set forth in the recitals.

(w) “Service Charges” has the meaning set forth in Section 3.1(a).

(x) “Service Manager” has the meaning set forth in Section 2.5(b)(i).

(y) “Service Provider” means RemainCo, on the one hand, or SpinCo, on the other hand, as applicable, in its capacity as a provider of Services hereunder.

(z) “Service Recipient” means SpinCo, on the one hand, or RemainCo, on the other hand, as applicable, in its capacity as a recipient of Services hereunder.

(aa) “Service Taxes” has the meaning set forth in Section 3.2(a).

(bb) “Service Term” has the meaning set forth in Section 6.1.

(cc) “Services” means the services performed by Service Provider hereunder for Service Recipient, as set forth on the Services Schedules.

(dd) “Services Schedules” has the meaning set forth in Section 2.1.

(ee) “SpinCo” has the meaning set forth in the preamble.

(ff) “Stranded Costs” has the meaning set forth in Section 6.3.

(gg) “Taxes” has the meaning set forth in the Tax Matters Agreement.

(hh) “Term” has the meaning set forth in Section 6.1.

(ii) “Third-Party Provider” has the meaning set forth in Section 2.3(g).

(jj) “Variable Charges” means costs and expenses for medical plan claims, insurance claims, including for workers compensation, general liability and products liability, and any other similar or comparable costs and expenses, incurred in connection with certain Services.

ARTICLE II

SERVICES

Section 2.1 General. During the Term, the applicable Service Provider shall provide, or cause to be provided, the Services set forth on Exhibit A-1 or Exhibit A-2 hereto, as applicable (collectively, the “Services Schedules”) to Service Recipient in accordance with the terms set forth in this Agreement, including the standards set forth in Section 2.3 (Performance of Services), and the Services Schedules.

Section 2.2 Provision of Services.

(a) Subsidiaries of SpinCo. The Parties acknowledge and agree that certain Services under this Agreement may be provided to certain Subsidiaries of SpinCo for the benefit of SpinCo and that SpinCo remains responsible for all acts or omissions of such Subsidiaries in connection with the receipt of Services. SpinCo shall (and shall cause any of its Subsidiaries that are recipients of Services to) promptly work with Service Provider to execute any agreements or documents to effectuate the intent of this Section 2.2(a), to the extent Service Provider considers it necessary. SpinCo shall ensure that each of its Subsidiaries receiving Services complies with the terms and conditions of this Agreement to the same extent those terms and conditions apply to SpinCo.

(b) Subsidiaries of RemainCo. The Parties acknowledge and agree that certain Services under this Agreement may be provided to certain Subsidiaries of RemainCo for the benefit of RemainCo and that RemainCo remains responsible for all acts or omissions of such Subsidiaries in connection with the receipt of Services. RemainCo shall (and shall cause any of its Subsidiaries that are recipients of Services to) promptly work with Service Provider to execute any agreements or documents to effectuate the intent of this Section 2.2(b), to the extent Service Provider considers it necessary. RemainCo shall ensure that each of its Subsidiaries receiving Services complies with the terms and conditions of this Agreement to the same extent those terms and conditions apply to RemainCo.

Section 2.3 Performance of Services.

(a) Overview. The Services shall be provided, or caused to be provided, by Service Provider to Service Recipient at a volume and scope materially consistent with the use of such Services by Service Recipient prior to the Distribution Date and to Service Recipient’s locations in place as of the Distribution Date, where applicable, as set forth in the Services Schedules, or if such Services were not used by Service Recipient prior to the Distribution Date, at a volume and scope which are mutually agreed by the Parties, acting in a commercially reasonable manner. Service Provider shall perform the Services consistent with Service Provider’s past practices with respect to those Services, or such practices as Service Provider may adopt (acting reasonably and in good faith) from time to time with respect to itself after the Distribution Date, but in any event with no less than substantially the same quality of service, degree of care and level of service at which the same or similar services were provided by or on behalf of Service

Provider in respect of its own Business since giving effect to the Distribution. For clarity, in no event shall either Party be entitled to any increase in the level of service, volume or scope of its use of any of the Services, or any change in, or addition to, the location(s) where such Services are provided, without the prior written consent of the other Party pursuant to Section 2.3(b) (Performance of Services; Omitted Services; Changes).

(b) Omitted Services; Changes.

(i) Within ninety (90) days after the Distribution, if either Service Provider or Service Recipient (A) identifies a service that Service Provider provided to Service Recipient as of immediately prior to the Distribution that Service Recipient reasonably needs in order to continue to operate in substantially the same manner in which it operated as of immediately prior to the Distribution Date and such service was not set forth on the Service Schedules (other than an Excluded Service); provided that, the requesting Party or its Affiliates do not have the ability or resources to perform the service or to obtain such service from a third party without undue hardship or expense (such services, the “Omitted Services”), and (B) provides a written change request (in the form agreed by the Parties) to the other Party requesting such Omitted Service within such ninety (90) day period, then the Parties shall discuss in good faith and to the extent the Parties mutually determine that the other Party should provide the Omitted Service, the other Party shall negotiate in good faith to provide such Omitted Service, as applicable; provided that the actual Fees associated with any such Omitted Services will be determined in a manner consistent with the manner used to determine the compensation for similar Services, which shall reflect the Costs associated with providing such Omitted Services; provided, however, that neither Party shall be obligated to provide any Omitted Service if it does not, in its reasonable judgment, have adequate resources to provide such Omitted Service. Any Omitted Services shall be deemed a Service and shall be added to the Services Schedules.

(ii) Any request by a Service Recipient regarding the Services or any modification or alteration to the provision of the Services must be made in writing by Service Recipient’s TSA Committee to Service Provider’s TSA Committee (it being understood that Service Provider shall not be obligated to agree to any modification or alteration requested thereby). Service Recipient shall be responsible for set-up or other reasonable costs incurred by Service Provider as a result of Service Provider’s accommodation of any modification or alteration to the provision of Services, including the level of service, volume, or scope of Services, or change in location or additional location(s) of Services.

(c) Service Interruptions; Scheduled Maintenance.

(i) Service Provider shall use commercially reasonable efforts to provide Service Recipient with reasonable advance written notice of any scheduled interference with Service Provider’s networks, systems, or operations (including any scheduled downtime for maintenance) that is likely to interrupt or otherwise affect any Services.

(ii) Service Provider may suspend Services for any scheduled maintenance set forth in the Services Schedules and in the event of any emergency maintenance or other unplanned disruption. In the event of emergency maintenance or other unplanned disruption that impacts the Services, Service Provider shall provide notice to Service Recipient as soon as reasonably practicable.

(d) Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and that Service Provider may make changes from time to time in the manner of performing the Services to the extent such changes generally apply to Service Provider’s business and are not targeted to Service Recipient; provided that Service Provider shall use commercially reasonable efforts to ensure such changes do not materially and adversely impact Service Recipient’s access or use of such Services (e.g., if Service Provider is making changes in performing the same or similar functions or services for itself or its Affiliates or Subsidiaries, as applicable).

(e) Third-Party Licenses and Consents. Service Provider shall not be required to perform any Services to the extent such Services would result in the breach of any software license, any contractual confidentiality obligation owed by Service Provider to a third party, or any other applicable contract to which Service Provider or one of its Affiliates is a party. Following the Distribution Date, to the extent that Service Provider in good faith concludes that a consent, right, license or permission (each a “Consent”) from a third party is required for Service Provider to provide a Service, Service Provider shall provide written notice to Service Recipient and engage in good faith discussion with Service Recipient to determine whether such Consent should be obtained. Upon Service Recipient’s request, Service Provider shall use commercially reasonable efforts to obtain such Consent.

(i) All costs and expenses incurred, paid or coming due by Service Provider associated with securing such Consents shall be borne by Service Recipient.

(ii) Service Provider is not required to perform any Services hereunder for which Service Provider in good faith determines a Consent is required unless and until such Consent is obtained; provided that the Parties agree to cooperate in good faith to identify a reasonable workaround for Service Provider to provide any Service for which such Consent is not obtained, and, where RemainCo is Service Provider, any costs and expenses incurred in connection with such workaround shall be borne by SpinCo. To the extent SpinCo fails to pay the costs and expenses associated with securing such Consent or any proposed workaround or despite the Parties’ good faith efforts a Consent is not able to be obtained or a reasonable workaround is not available, then Service Provider shall be relieved of any obligation to provide the Services requiring such Consent.

(f) Compliance with Laws. Notwithstanding anything to the contrary contained in this Agreement, (i) Service Provider shall not be required to provide any Services to the extent that Service Provider in good faith determines that the performance of such Services would require Service Provider to violate any applicable Law and (ii) Service Provider shall have the right to limit any Service in the event Service Provider in good faith determines, based on the advice of legal counsel, that such Service creates a material risk of loss or liability on the part of Service Provider or a material risk of a data security incident on the part of Service Provider, in each case, that cannot be avoided by the use of commercially reasonable efforts; provided that if Service Provider does so limit the provision of such Service, Service Recipient shall have no obligation to pay for such Service but only proportional to the extent not provided by Service Provider.

(g) Personnel; Subcontracting. Service Provider may, as it deems necessary or appropriate in its sole discretion (i) use its or its Affiliates’ employees and contractors (“Personnel”) to perform Services under this Agreement (on either a full-time or part-time basis as determined by Service Provider) and (ii) engage third-party service providers to perform Services under this Agreement (each, a “Third-Party Provider”). In performing the Services, the Parties agree that Service Provider’s Personnel shall be under Service Provider’s direction, control and supervision, and Service Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such Personnel, consistent with applicable Law. Subject to its obligations to perform the Services in accordance with the terms and conditions of this Agreement, the Parties further agree that Service Provider has the sole discretion to determine the assignment of Personnel used to provide the Services and that Service Provider is not required (and the Parties agree it would not be deemed commercially reasonable) to hire additional individuals, retain or assign any specific Personnel to provide Services hereunder, or provide any Service to the extent the provision of such Service would require Service Provider to hire any additional Personnel or maintain the employment or engagement of specific Personnel.

Section 2.4 Intellectual Property.

(a) Reservation of Rights. Under this Agreement, except in accordance with Section 2.4(b) (Intellectual Property; License for Services), neither Party assigns nor transfers to the other Party ownership of any rights in property, including any Intellectual Property, technology, materials, equipment, samples, third party licenses, software, hardware, servers, or Confidential Information. All rights not expressly granted in this Agreement are reserved to the respective owners thereof. Unless otherwise agreed in writing, each Party shall, and shall cause its Related Parties to, use the Intellectual Property (excluding Trademarks) and other property of the other Party and its Related Parties only for the receipt or provision of the Services and promptly return to the other Party and its Related Parties, and deactivate all access by the receiving Party and its Related Parties to, any and all such property upon (i) expiration or termination of this Agreement, (ii) the applicable end date set forth in the Services Schedules or (iii) written request by either Party, whichever is earlier. Each Party acknowledges and agrees that Intellectual Property and other property of third parties may be used in providing the Services, and that the access to and use of such Intellectual Property and other property is subject to any terms, conditions and restrictions imposed by such third parties. Each Party shall comply, and shall cause its Related Parties to comply, with all such terms, conditions and restrictions as made available to such Party.

(b) License for Services. Each Party grants to the other Party a non-exclusive, worldwide, fully paid-up, non-transferable (except in accordance with Section 7.7 (Assignment; Successor and Assigns)) license, with the right to sublicense to its Related Parties and Third-Party Providers, solely during the Term, to use, reproduce, modify, create derivative works of, perform, display, transmit and otherwise exploit all technology and Intellectual Property (excluding Trademarks) owned or controlled by such Party and its Related Parties or sublicensable to such Party and its Related Parties that is within the scope of the Services being provided by such Party or its Related Parties, in each case solely to perform or receive the Services, as applicable.

Section 2.5 Cooperation.

(a) Generally. Each Party shall, and shall cause its Related Parties and Personnel to, cooperate with the other Party in all matters relating to the provision or receipt of the Services and perform all obligations under this Agreement in accordance with principles of good faith and fair dealing and in compliance with all applicable Law. Such cooperation shall include the execution and delivery of such further instruments or documents as may be reasonably requested by either Party to enable the full performance of the obligations under this Agreement. To the extent that any act or omission of Service Recipient causes Service Provider to be unable to provide the Services, Service Provider is excused from the provision of affected Services unless and until Service Recipient has remedied the act or omission and provided Service Provider the required information or items to provide such affected Services. To the extent third-party fees or costs have been incurred by Service Provider due to such acts or omissions, Service Recipient shall pay those fees and costs in accordance with the invoicing obligations hereunder.

(b) TSA Committee; Dispute Resolution.

(i) Each Party shall appoint, by written notice to the other Party, three (3) respective principal points of contact (together the “TSA Committee”) who shall be responsible for the overall implementation, management, coordination and monitoring (as applicable) of all Services provided under this Agreement and all other matters in connection with this Agreement, including attempted resolution of any Dispute based upon, arising out of, or relating to the interpretation or performance of this

Agreement. Each Party may replace any member of its TSA Committee at any time by providing at least ten (10) Business Days’ written notice to the other Party, provided that no advance notice shall be required in connection with the replacement of any such TSA Committee member due to illness, death, unscheduled leave, resignation, termination, suspension, or any other unscheduled employment action involving such individual. Unless otherwise mutually agreed by the Parties, all communications relating to the Services shall be directed first to the TSA Committee. The initial TSA Committee contacts are set forth on Exhibit B hereto.

(ii) In the event the TSA Committee is unable to resolve a Dispute within fifteen (15) Business Days of the written notice provided to the TSA Committee, the noticing Party may elect to proceed in accordance with the provisions of Article VII of the Separation Agreement.

Section 2.6 Access.

(a) To the extent that any of the Services, the provision of any Services by Service Provider, or the receipt of any Services by Service Recipient, requires a Party (the “Accessing Party”), its Related Parties, or its employees, agents or contractors to access any premises or facilities of the other Party (the “Granting Party”) or its Related Parties, the Accessing Party shall, and shall cause its Related Parties and its employees, agents and contractors to, comply with the Granting Party’s applicable facility protocols and access terms; provided that the Granting Party has provided a written copy of the applicable facility protocols and access terms to the Accessing Party reasonably in advance. Notwithstanding the foregoing and except as provided in Section 2.6(b), nothing herein shall create an obligation or right to access any premises or facilities of either Party or its Related Parties. Each Party and its Related Parties shall retain sole discretion to permit access by the other Party and its Related Parties of any of its premises or facilities.

(b) Service Recipient shall make available on a timely basis such information and materials as are reasonably requested by Service Provider to enable Service Provider to provide the Services. Service Recipient shall provide Service Provider reasonable access to the premises of Service Recipient (including the systems, software and networks located therein) and the Personnel of Service Recipient, to the extent reasonably necessary to permit Service Provider to provide the Services. To the extent that Service Recipient does not provide timely access to its premises or Personnel to enable Service Provider to provide the Services, Service Provider is excused from the provision of affected Services unless and until Service Recipient has provided Service Provider the required access to provide such affected Services. To the extent third-party fees or costs have been incurred by Service Provider due to Service Recipient’s failure to provide the required access or information, such fees and costs shall be considered Fees hereunder and Service Recipient shall pay such Fees in accordance with the invoicing obligations hereunder.

ARTICLE III

FEES; TAX; PAYMENT

Section 3.1 Fees, Costs and Expenses.

(a) In consideration for providing the Services, Service Recipient shall pay to Service Provider the monthly fee set forth on the Services Schedules (the “Service Charges”). In addition to the Service Charges, Service Recipient shall reimburse Service Provider, on a monthly basis, for Variable Charges and for any additional reasonable and documented out-of-pocket costs and expenses (including any irrecoverable VAT) incurred by or on behalf of the Service Provider or its Affiliates and reasonably necessary in connection with providing such Services (including necessary travel related expenses) (“Pass-Through Charges” and collectively with the Service Charges and Variable Charges, “Fees”), including those expressly referenced on the Services Schedules.

(b) During the Term, the amount of Fees for any Service may be modified to the extent of (i) any adjustment in the rates or charges imposed by any Third-Party Provider that is providing Services, upon provision of documentation evidencing such adjustment, (ii) any adjustment resulting from Service Provider’s annual review of the all-in costs, including operating expenses of Service Provider, (iii) any adjustments due to good faith mistake(s) or error(s) in determining the amount of the Fees, (iv) any adjustments to account for inflation based on the change in Consumer Price Index for All Urban Consumers (CPI-U) in the preceding calendar year or (v) as otherwise set forth in the Services Schedules.

Section 3.2 Tax Matters.

(a) All sums payable under this Agreement are exclusive of Service Taxes (as defined below). Service Recipient shall be responsible for and shall pay all applicable sales, use, value added and similar Taxes, levies, duties, customs, tariffs, or other charges, together with any interest, penalties and additions thereto imposed by applicable taxing authorities on the provision of the Services to Service Recipient or on any payment hereunder (“Service Taxes”), whether or not such Service Taxes are shown on any invoices. Notwithstanding the preceding sentence, Service Provider shall be responsible for any income, franchise, gross receipts, or similar Taxes imposed upon it with respect to the receipt of Fees that Service Provider receives under this Agreement, and such Taxes shall not be “Service Taxes.” If Service Provider or any of its Affiliates is required to pay any portion of such Service Taxes, Service Provider shall provide Service Recipient with evidence that such Service Taxes have been paid, and Service Recipient shall reimburse Service Provider for such Service Taxes in accordance with Section 3.3 (Payment Terms). Such reimbursement shall be in addition to any amounts payable by Service Recipient in accordance with Section 3.2(b). Where Service Recipient has reimbursed Service Provider for an amount of Service Taxes and Service Provider subsequently receives a refund in respect of such reimbursed amount, Service Provider shall account to Service Recipient for such portion of any such refund as does not exceed the reimbursed amount and shall leave Service Recipient in no better or worse position than if no reimbursed Service Taxes had been levied. Each of Service Recipient and Service Provider shall, and shall cause its Affiliates to, use commercially reasonable efforts to avail itself of any available exemptions from or reductions in such Service Taxes and to cooperate with the other Party in providing any information or documentation that may be necessary to obtain such exemptions or reductions.

(b) All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings in respect of any Taxes, levies or charges, unless the deduction or withholding is required by applicable Law. To the extent any such amount is required to be deducted and withheld, such amount shall be treated for all purposes of this Agreement as having paid to the Person in respect of which such withholding or deduction was made. Notwithstanding the foregoing, if Service Provider reasonably believes that a reduced rate of or exemption to withholding applies, then Service Provider will notify Service Recipient and Service Recipient will, to the extent permitted by applicable Law, apply such reduced rate of withholding or no withholding at such time as Service Provider has provided Service Recipient with evidence reasonably satisfactory to Service Recipient that a reduced rate of or no withholding is required (and that all necessary administrative provisions or requirements have been completed). At Service Provider’s reasonable request and at Service Provider’s expense, the Parties shall cooperate in good faith to reduce or eliminate the need to withhold with respect to payments under this Agreement. Service Recipient shall timely remit any amounts withheld to the appropriate taxing authority and shall provide Service Provider with a receipt or other documentation evidencing such payment, including the amount paid and the applicable taxing authority to which payment was made. Service Recipient shall not be required in any circumstances to pursue any refund of Taxes withheld and paid over to a taxing authority; provided, however, that (a) Service Recipient will, at Service Provider’s reasonable request and at Service Provider’s expense, reasonably cooperate with Service Provider in Service Provider’s pursuit of such refund of Taxes, and (b) in the event that Service Recipient receives a refund of any amounts previously withheld from payments to Service Provider and remitted, Service Recipient shall promptly surrender such refund to Service Provider.

Section 3.3 Payment Terms.

(a) No more than ten (10) days after each fiscal month (provided that any delay shall not modify Service Recipient’s payment terms or waive any of Service Provider’s rights), Service Provider shall invoice Service Recipient (in arrears), as applicable, for the Service Charges and Pass-Through Charges due pursuant to this Agreement for such preceding fiscal month in which the Services were provided and Service Recipient shall pay Service Provider all such invoiced amounts no later than fifteen (15) days after Service Recipient’s receipt of such invoice. Following each fiscal month, Service Provider shall invoice Service Recipient (in arrears) no more than ten (10) days after each fiscal month (provided that any delay shall not modify Service Recipient’s payment terms or waive any of the Service Provider’s rights) for all Variable Charges due pursuant to this Agreement incurred in the immediately preceding fiscal month in which Services were provided and Service Recipient shall pay Service Provider all such invoiced amounts no later than five (5) Business Days after Service Recipient’s receipt of such invoice. All invoices provided under this Agreement shall contain reasonable detail of the Services provided and Fees therefor. All invoices shall be paid by wire transfer of immediately available funds in United States Dollars to an account designated by Service Provider in writing.

(b) Any amounts invoiced that are not timely paid by Service Recipient shall bear a rate of the lesser of (i) one percent (1%) per month and (ii) the highest monthly rate allowed pursuant to applicable Law, in each case, from and including the initial payment date, to but excluding the date of payment. Neither Service Provider nor Service Recipient shall have any right of setoff unless mutually agreed between the Parties in writing.

Section 3.4 Payment Dispute Resolution. If Service Recipient disputes in good faith the amount reflected on any invoice or statement, Service Recipient shall reasonably specify in writing the portion that it disputes and the basis for that dispute delivered within five (5) Business Days of Service Recipient’s receipt of such invoice or statement. Any such disputes shall comply with the procedures set forth in Section 2.5(b) (Cooperation; Service Managers; Dispute Resolution).

ARTICLE IV

IT; DATA PRIVACY AND SECURITY

Section 4.1 Access to IT Assets. If, in the course of receiving the Services, Service Recipient grants any of Service Provider’s Personnel access to Service Recipient’s IT Assets or in the course of providing the Services, Service Provider grants any of Service Recipient’s Personnel access to Service Provider’s IT Assets, each Party shall, and shall ensure that all of its Personnel providing and receiving Services relating to the IT Assets, comply in all material respects with the generally-applicable security policies, procedures, and requirements (“Policies”) of the Service Provider or Service Recipient, as applicable, in each case as may be amended from time to time, provided that each Party as provided a written copy of the Policies to the other Party reasonably in advance. Each Party shall (and shall ensure its Personnel) access and use only that portion of the other Party’s IT Assets for which such Party has been granted the right to access and use and shall not knowingly access data other than data exclusively related to the Services. Each Party shall limit the access of its Personnel to the other Party’s IT Assets solely to those Personnel who are authorized to have such access. Neither Party shall use the other Party’s IT Assets for any unauthorized purpose, including any purpose which could expose such other Party to risk or liability.

Section 4.2 Security Breaches. Each of the Parties shall promptly notify the other Party of any security breach in its IT Assets that affects or may reasonably adversely affect such other Party or such other Party’s Affiliates or the provision or receipt of the Services. The Service Provider may immediately suspend the provision of Services if the nature of such security breach requires such suspension according to applicable Law, Governmental Entity instructions or Service Provider Policies; provided that Service Provider shall use commercially reasonable efforts to resume providing the Services as promptly as practicable once the security breach has been resolved. If either Party determines that any (i) of the other Party’s Personnel has sought to tamper with or compromise, or has tampered with or compromised, any security or audit measures employed by such Party, or otherwise violated any of such Party’s Policies, (ii) unauthorized Personnel of the other Party has accessed any of such Party’s IT Assets, or (iii) of the other Party’s Personnel has otherwise breached Section 4.1 (Access to IT Assets), then such Party may immediately terminate such other Party’s Personnel’s access to the applicable IT Assets. To the extent Service Provider is the terminating Party, Service Provider is excused from the provision of affected Services for which such access is required.

Section 4.3 Data Processing. Both Parties agree to comply with (i) the Data Processing Addendum attached to and made part of this Agreement as Exhibit D (the “DPA”) and (ii) Data Protection Laws in connection with the Processing of Personal Data in the course of receipt and provision of the Services. To the extent required by Data Protection Laws (or as deemed reasonably necessary by the Parties), the Parties will enter into additional agreements relating to the Processing of Personal Data. To the extent there is a conflict between this ARTICLE IV and the DPA, the DPA shall govern and control.

ARTICLE V

DISCLAIMERS; LIMITATION OF LIABILITY; INDEMNIFICATION

Section 5.1 No Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT THE OTHER PARTY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES OR ANY PROPERTY, INCLUDING MATERIALS, SOFTWARE, HARDWARE, AND DATA, PROVIDED HEREUNDER, AND ALL OF THE FOREGOING ARE PROVIDED “AS IS.” EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

Section 5.2 Limitations.

(a) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY HAVE LIABILITY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR SIMILAR DAMAGES, OR FOR ANY LOST PROFITS, BUSINESS OR REVENUE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY SERVICES OR PROPERTY PROVIDED HEREUNDER, OR ANY BREACH.

(b) IN NO EVENT SHALL THE TOTAL AGGREGATE LIABILITY OF ANY PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY SERVICES OR PROPERTY PROVIDED HEREUNDER, OR ANY BREACH, EXCEED THE AGGREGATE FEES SUCH PARTY AS SERVICE PROVIDER HAS ACTUALLY RECEIVED PURSUANT TO THIS AGREEMENT FOR

THE APPLICABLE SERVICE THAT IS THE SUBJECT OF THE DISPUTE IN THE CALENDAR MONTH DURING WHICH THE CLAIM AROSE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING TORT LIABILITY SUCH AS NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND DESPITE THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED IN THIS AGREEMENT.

(c) THE PARTIES ACKNOWLEDGE THAT (I) SERVICE PROVIDER IS NOT A COMMERCIAL SERVICE PROVIDER OF THE SERVICES PROVIDED HEREIN AND (II) THIS AGREEMENT IS NOT INTENDED BY THE PARTIES TO HAVE SERVICE PROVIDER MANAGE AND OPERATE SERVICE RECIPIENT’S BUSINESS IN LIEU OF SERVICE RECIPIENT. THE PARTIES AGREE THAT THE FOREGOING SHALL BE TAKEN INTO CONSIDERATION IN ANY CLAIM MADE UNDER THIS AGREEMENT.

Section 5.3 Indemnification. The provisions of Article V of the Separation Agreement shall govern any and all Liabilities or indemnification (including any Indemnifiable Losses) under or in connection with this Agreement, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under or in connection with this Agreement, provided, that the Tax Matters Agreement shall govern any indemnification matters relating to Taxes.

ARTICLE VI

TERM AND TERMINATION

Section 6.1 Term. Unless earlier terminated pursuant to Section 6.2 (Termination), with respect to each of the Services (or any portion thereof), the Services shall be provided during the applicable term set out on the applicable Services Schedule (each a “Service Term”). The term of this Agreement begins on the Distribution Date and continues until the termination or expiration of the last Service Term, unless terminated earlier pursuant to Section 6.2 (Termination) (the “Term”). Prior to the expiration of the initial Service Term, a Service Term for any Service (except as otherwise set forth in the Services Schedules), may be extended by the Service Recipient up to an additional number of months set forth in the Services Schedules (each an “Extension Term”); provided that Service Recipient provides Service Provider written notice of its intent to extend such Service Term at least ninety (90) days prior to the expiration of the initial Service Term (unless the Services Schedules set forth a shorter notice period) and a surcharge (as set forth in the Services Schedules) shall be added to the Fees for such Service during the Extension Term; provided, further, that in no event shall any Service Term extend beyond the date that is twenty-four (24) months after the Distribution Date.

Section 6.2 Termination.

(a) Subject to Section 6.3 (Early Termination), Service Recipient is permitted to terminate for convenience any Service or the Service Term for any particular Service by providing sixty (60) days’ prior written notice to Service Provider (unless the Services Schedules set forth a shorter or longer required notice period).

(b) This Agreement or any Service Term may be terminated by the Parties upon the Parties’ mutual written consent.

(c) Either Party may terminate this Agreement by written notice to the other Party if the other Party (i) enters into proceedings in bankruptcy or insolvency, (ii) makes a general assignment for the benefit of creditors, (iii) files or has filed against it any petition under a bankruptcy Law, a corporate reorganization Law or any other applicable Law for relief as a debtor (or similar Law in purpose or effect) and does not secure dismissal of such petition within sixty (60) days of such filing or (iv) enters into liquidation or dissolution proceedings.

(d) Either Party may terminate this Agreement by written notice to the other Party if the other Party materially breaches this Agreement and such breach remains uncured for thirty (30) days after receipt of a written request from the non-breaching Party to cure such breach; provided that such termination shall be stayed for a reasonable period of time (not to exceed thirty (30) days for Services) if bona fide efforts are ongoing to cure such breach according to a written remedial plan that has been mutually agreed upon by the Parties; the non-breaching Party’s agreement to the breaching Party’s remedial plan shall not be unreasonably refused, withheld, conditioned or delayed.

Section 6.3 Early Termination. At all times from and after the Distribution Date, Service Recipient shall, and shall cause its Related Parties to, use commercially reasonable efforts to discontinue use of each of the Services as soon as possible (but in any event on or before the expiration of the applicable Service Term as described on the Services Schedules, and in all cases subject to Section 6.2 (Termination)) and shall use commercially reasonable efforts to obtain approvals, permits or licenses, implement reasonably necessary systems, and take, or cause to be taken, any and all other actions reasonably necessary or advisable so as to render receipt of the Services from Service Provider no longer necessary. In the event Service Recipient requests early termination of a Service or any Service Term, Service Provider shall notify Service Recipient in writing of any reasonable costs, expenses, fees or amounts anticipated to be incurred by Service Provider in connection with eliminating the provision of such Service before the end of the expected Service Term as described on the Services Schedules, including any fees directly associated with early termination of a third-party contract or the restoration of a physical space (“Stranded Costs”) and to the extent Service Recipient elects to proceed with such early termination, Service Recipient shall be responsible for and reimburse Service Provider for all such Stranded Costs. The Parties acknowledge and agree that there may be interdependencies among the Services being provided under this Agreement (any such interdependent services, “Bundled Services”), and early termination of certain Services may result in or require early termination of Bundled Services. To the extent any early termination results in or requires the termination of any Bundled Services, Service Recipient shall also be responsible for any Stranded Costs incurred in connection therewith. Service Provider shall not be responsible for any impact on any other Service or Service Term in connection with the requested termination of a Service before the expected end date of such related Service Term.

Section 6.4 Effect of Termination. Upon termination or expiration of this Agreement for any reason, all rights and obligations of the Parties under this Agreement shall cease and be of no further force or effect, except that the provisions of Section 2.4(a) (Intellectual Property; Reservation of Rights), ARTICLE III (Fees; Tax; Payment); ARTICLE V (Disclaimers; Limitation of Liability; Indemnification), this Section 6.4 and ARTICLE VII (General) of this Agreement shall survive any such termination or expiration in perpetuity. For clarity, termination of this Agreement shall not effectuate any termination or modification of the obligation of Service Recipient to pay any Fees for Services performed prior to the termination date of this Agreement or for which Service Provider has incurred Fees or is unable to cancel the Fees, provided that Service Provider shall use commercially reasonable efforts to mitigate such Fees.

ARTICLE VII

GENERAL

Section 7.1 Treatment of Confidential Information.

(a) The provisions of Section 6.6 of the Separation Agreement shall govern the treatment of Confidential Information hereunder.

(b) Each Party shall comply with all Data Protection Laws that are or that may in the future be applicable to the provision of Services hereunder.

Section 7.2 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.3 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 7.4 Tax Matters Agreement. Except as specifically provided in this Agreement, matters related to Taxes shall be exclusively governed by the Tax Matters Agreement, and in the event of any conflict between this Agreement and the Tax Matters Agreement, the terms and conditions of the Tax Matters Agreement shall govern. The procedures relating to indemnification for matters related to Taxes shall be exclusively governed by the Tax Matters Agreement.

Section 7.5 Waiver. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group). No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.6 No Third-Party Beneficiaries. Except as expressly identified and as provided in Section 2.2 (Provision of Services) and Section 7.7 (Assignment; Successors and Assigns), this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, Liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 7.7 Assignment; Successors and Assigns. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to RemainCo, an Affiliate of RemainCo, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 7.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 7.8 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.9 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made by delivery in person, by overnight courier service, or by email (provided, that the sending Party does not receive an automatically generated message from the recipient Party’s email server that such email could not be delivered to such recipient) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.9):

To RemainCo:

The Middleby Corporation

1400 Toastmaster Drive

Elgin, Illinois 60120

Attn: Timothy J. FitzGerald, Chief Executive Officer

Michael D. Thompson, General Counsel and Secretary

Email: tfitzgerald@middleby.com; mthompson@middleby.com

To SpinCo:

[●]

[●]

[●]

Attn: [●]

Email: [●]

All such notices shall be deemed received upon the earlier of (i) actual receipt thereof by the addressee or (ii) actual delivery thereof to the appropriate address.

Section 7.10 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 7.11 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties (including by facsimile, by .pdf, .gif, .jpeg or similar attachment to electronic mail or by DocuSign).

Section 7.12 Conflicts. Unless specified in writing to the contrary in a Services Schedule or as otherwise provided in this Agreement, (a) each Service set forth in the Services Schedule shall be independent from, and have no impact upon, other Services set forth in the Services Schedule, and (b) in the event of any conflict or inconsistency between a Services Schedule and the main body of this Agreement, the main body of this Agreement shall control.

Section 7.13 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 7.14 Force Majeure.

(a) Neither Party shall be liable for any failure or delay in performing any of its obligations under this Agreement to the extent due, in whole or in part, to any cause beyond its reasonable control, including any act of God, fire, flood, explosion, civil disorder, strike, lockout, or other labor trouble, material shortages of utilities, facilities, labor, materials or equipment, delay in transportation, breakdown or accident, any law, epidemic or pandemic (excluding the COVID-19 pandemic, but including acts of federal, state, local or foreign government authorities or courts in response to the COVID-19 pandemic), riot, or war (each, a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, (i) the affected provisions or other requirements of this Agreement (other than the obligation of a Service Recipient to pay any Fees due in respect of the Services that have been provided) shall be suspended during the period of and to the extent prevented by such Force Majeure Event, and (ii) if Service Provider is the affected Party, Service Provider shall have the right to apportion the affected Services in an equitable manner to Service Recipient and the impacted businesses or operations of Service Provider and its Affiliates during the period of such Force Majeure Event; provided that in such case Service Provider shall treat Service Recipient in a manner substantially consistent to the manner in which Service Provider treats the impacted businesses operations of Service Provider and its Affiliates.

(b) A Force Majeure Event shall operate to excuse a failure to perform an obligation hereunder only for the Services affected by the Force Majeure Event and only for the period of time during which the Force Majeure Event renders performance of such Services impossible or infeasible and only if the Party asserting the Force Majeure Event as an excuse for its failure to perform (the “Asserting Party”) has provided (i) a prompt written notice to the other Party specifying the obligation to be excused and describing the events or conditions constituting the Force Majeure Event, and (ii) periodic updates regarding the status of such Force Majeure Event and actions taken by the Asserting Party during the continuation of such Force Majeure Event. A Service Provider affected by a Force Majeure Event shall use commercially reasonable efforts to cure or remedy such cause of non-performance as soon as possible (in each case if capable of cure or remedy).

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IN WITNESS WHEREOF, each of RemainCo and SpinCo has duly executed this Agreement as of the day and year first above written.

THE MIDDLEBY CORPORATION

By:
Name:
Title:

[SPINCO]

By:
Name:
Title:

[Signature Page to Transition Services Agreement]